Exhibit 99.2

Mile High Center 1700 Broadway, Suite 2300 Denver, CO 80290-2300 T/303.837.1661 F/303.861.4023

Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Completion of Offering

of Convertible Senior Notes Due 2020 and Senior Notes Due 2023

DENVER – March 27, 2015 – Whiting Petroleum Corporation (NYSE: WLL) today announced that it completed its previously announced private unregistered offerings of $1.25 billion aggregate principal amount of 1.25% convertible senior notes due 2020 (the “convertible notes”) and $750 million aggregate principal amount of 6.25% senior notes due 2023 (the “senior notes”). The amount of convertible notes includes the sale of $250 million aggregate principal amount of convertible notes pursuant to the exercise of the initial purchasers’ option in full to purchase additional convertible notes.

Whiting also announced by separate press release that it completed its previously announced registered public offering of 35,000,000 shares of its common stock for total net proceeds of approximately $1.0 billion, after deducting underwriter’s discounts and commissions.

Whiting received approximately $3.0 billion in aggregate net proceeds from the offerings. Whiting used the net proceeds from the offerings to repay all of the amounts outstanding under its credit agreement and will use the remainder for its general corporate purposes.

Prior to January 1, 2020, the convertible notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date of the convertible notes. The convertible notes will be convertible at an initial conversion rate of 25.6410 shares of Whiting’s common stock per $1,000 principal amount of the convertible notes. Upon conversion, Whiting may satisfy its conversion obligation by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election.

The offering of convertible notes was made only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The senior notes offering was made only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in compliance with Regulation S under the Securities Act. The convertible notes, the shares of Whiting’s common stock issuable upon conversion of the convertible notes, if any, and the senior notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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